Exhibit 10.7
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT, dated as of August 1, 2011 (together with any Exhibits hereto, the “Agreement”), is entered into by and among Mid-Con Energy Partners L.P. (“Mid-Con Partners”), Mid-Con Energy GP, LLC (“MCGP”), and [ ] (the “Executive”). As used herein, the term “Employer” shall be deemed to refer to Mid-Con Partners and/or MCGP or any affiliate through which they choose to serve as the employer of the Executive, as the context requires, and the term “Mid-Con Entity” shall be deemed to refer to each Employer and its subsidiaries.
     WHEREAS, the Employer and the Executive wish to enter into this Employment Agreement in the capacities and on the terms set forth in this Agreement.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
     1. Definitions. All capitalized terms not defined herein shall have the meanings set forth in Exhibit A which is attached to and hereby incorporated by reference to this Agreement.
     2. Employment Period. The Employer hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue such employment, subject to the terms and conditions of this Agreement, during the period (the “Employment Period”) beginning on August 1, 2011 (the “Commencement Date”) and ending on August 1, 2014 or such earlier date upon which the Executive’s employment is terminated as provided herein. Provided that the Employment Period has not theretofore terminated, commencing on August 1, 2014 (and on each August 1 thereafter), the term of this Agreement shall automatically be extended for one additional year, unless at least by the February 1 preceding any such August 1, the Employer or the Executive gives written notice to the other party that it or he, as the case may be, does not wish to so extend the term of this Agreement. Notwithstanding the foregoing, the Employment Period shall end on the Date of Termination; provided that if the date of the Executive’s Separation from Service is later than the Date of Termination and the Executive remains an employee of at least one Employer until the date of such Separation from Service, the Employment Period shall instead end on the date of such Separation from Service.
     3. Terms of Employment.
          (a) Position and Duties.
     (i) Position. During the Employment Period, the Executive shall be employed as the [ ] of (a) MGCP (or such other entity that becomes the ultimate parent entity of the general partner of Mid-Con Partners), (b) Mid-Con Partners (or such other entity that is the ultimate parent entity constituting the most-significant Mid-Con Entity in terms of capitalization) and (c) such other senior executive positions with Mid-Con Entities and affiliates which are consistent with his position as [ ]. In addition to the foregoing, the Executive shall have such other duties, responsibilities and authority as the Board of Directors of MCGP (the “Board”) may specify from time to time, in each case, in roles consistent with his position as [ ]; provided that in all events the Executive shall hold similar position(s) with any general partner of Mid-Con Partners. Subject to Section 3(a)(ii) and Section 6 below, in no event shall the Executive be entitled to any additional compensation (from the Employer or otherwise) for services rendered to Mid-Con Partners or any of its subsidiaries or affiliates. The Executive shall report directly to [ ].
     (ii) Exclusivity. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled under this Agreement, the Executive shall devote approximately two-thirds of his attention and time during normal business hours to the business and affairs of the Mid-Con Entities except as set forth in this Section 3(a)(ii). During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) carry on other non-competitive business ventures with the consent of MCGP or its nominee (not to be unreasonably withheld), and serve as an officer or director or otherwise perform services for such entities, any of their subsidiaries or operations (B) serve on the boards or committees of such ventures or trade associations or civic or charitable organizations or engage in activities with such entities, (C) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (D) manage personal investments, so long as the aggregate of activities described in (A — D) do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Employer in accordance with this Agreement. The Executive shall be entitled to retain all compensation attributable to activities permitted under this Section 3(a)(ii).
     (iii) Location. The Executive’s services shall be performed at the office of the Employer in [ ]. Notwithstanding the foregoing, the Executive may travel, or Employer may from time to time require the Executive to travel, temporarily to other locations on the business of the Employer (and/or other Mid-Con Entities).
     (iv) Operation of the Business. It is the Employer’s current intent to continue conducting its business in a manner that would not impede the attainment of the Performance Objectives applicable to any LTIP Units granted to the Executive, provided that the parties acknowledge that any action or inaction by the Board (or any other person owing a fiduciary duty to the Employer) with respect to the conduct of the Employer’s business must be consistent with the Board’s or such person’s view of applicable fiduciary duties and law. Accordingly, the Employer agrees that, provided that its actions and inactions are consistent with applicable fiduciary duties and law, the Employer shall not take any action (or permit any inaction) that materially impedes the attainment of the Performance Objectives applicable to the LTIP Units. Notwithstanding the foregoing, nothing contained in this Section 3(a)(iv) nor any breach thereof shall create any right in the Executive (or any successor in interest to the Executive) to enjoin, preclude, constrain or otherwise interfere with any lawful action taken by or on behalf of the Employer, whether by injunction, restraining order, other equitable relief or otherwise or shall serve as the basis for any claim by the Executive for any punitive, consequential or incidental damages, and the Executive hereby agrees that his sole remedy for a breach of this Section 3(a)(iv) shall be limited to the payments and benefits to which he may be entitled under the terms of this Agreement in the event that he terminates his employment.
          (b) Compensation.
     (i) Base Salary. During the Employment Period, the Executive shall receive a base salary (the “Base Salary”) at an annual rate of $[ ], as the same may be increased (but not decreased) thereafter in the discretion of the Employer. The Base Salary shall be paid at such regular intervals as the Employer pays executive salaries generally, but in no event less frequently than monthly. During the Employment Period, the Base Salary shall be reviewed at least annually by the Employer for possible increase in the discretion of the Employer. Any increase in the Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. The Base Salary shall not be reduced after any such increase, and the term Base Salary as utilized in this Agreement shall refer to the Base Salary as so increased.
     (ii) Short-Term Incentives. For each calendar year ending during the Employment Period, the Executive shall be eligible to participate in the Employer’s short-term incentive plan at the [ ] level and to earn an annual cash bonus based on the achievement of performance criteria established by the Board as soon as administratively practicable following the beginning of each such year (the “Annual Bonus”). For each calendar year during the Employment Period (including for all of 2011, in part, as compensation for services performed for Employer’s predecessor), the maximum Annual Bonus shall not be less than $[ ] (the “Target Annual Bonus”). The Employer shall pay the Annual Bonus (if any) for each such calendar year in a single, cash, lump sum after the end of the applicable calendar year in accordance with procedures established by the Board, but in no event later than the thirtieth day following the Board’s approval of the audit if the short-term incentive plan is conditioned on the receipt of an audit, subject to and conditioned upon the Executive’s continued employment with the Employer through the date of payment of such Annual Bonus (except as otherwise provided in Section 5 hereof).

     (iii) The amount of the Annual Bonus for 2011 will be based upon the Executive’s achievement of the following criteria:
     (A) Fifty percent (50%) for the successful completion of the initial public offering of Mid-Con Partners; and
     (B) Fifty percent (50%) for the removal of the restrictive legend from Unit certificates of Units issued concurrently with the initial public offering of Mid-Con Partners.
     (iv) The amount of the Annual Bonus for 2012 and later years will be based upon the Executive’s achievement of the following criteria:
     (A) Fifty percent (50%) of the Target Annual Bonus earned for meeting initial quarterly distribution goals;
     (B) Twenty percent (20%) of the Target Annual Bonus earned for generating an increase in the amount of distribution from the preceding year;
     (C) Twenty percent (20%) of the Target Annual Bonus earned for generating additions of new reserves and growth of distributions based on aggregate acquisitions of 10% growth; and
     (D) Ten percent (10%) of the Target Annual Bonus earned for overall performance, as determined by the Board in its sole discretion.
     (v) Long Term Incentives. The Executive shall be eligible to receive awards under the Mid-Con Energy Partners L.P. Long-Term Incentive Plan or any successor thereto (the “Plan”) and to participate in any future long-term incentive programs available generally to the Employer’s senior executive officers in the future, both as determined in the sole discretion of the Board or, if applicable, a committee thereof. Awards received under the Plan are referred to as “LTIP Units.” During the term of this Agreement, the Executive shall receive unrestricted LTIP Units not less than $[ ] per year (the “Target LTIP Award”). For 2011, the Target LTIP Award will be based upon achievement of the following criteria:
     (A) Fifty percent (50%) for the successful completion of the initial public offering of Mid-Con Partners; and
     (B) Fifty percent (50%) for the removal of the restrictive legend from Unit certificates of Units issued concurrently with the initial public offering of Mid-Con Partners.
For year 2012 and later years, the Target LTIP Award will be based upon achievement of the following criteria:
     (A) Fifty percent (50%) of the Target LTIP Award earned for meeting initial quarterly distribution goals;
     (B) Twenty percent (20%) of the Target LTIP Award earned for an increase in the amount of distribution from the preceding year;
     (C) Twenty percent (20%) of the Target LTIP Award earned for additions of new reserves and growth of distributions based on aggregate acquisitions of 10% growth; and

     (D) Ten percent (10%) of the Target LTIP Award earned for overall performance, as determined by the Board in its sole discretion.
     (vi) Benefit Plans and Policies. During the Employment Period, the Executive and the Executive’s eligible dependents shall be eligible to participate, to the extent permitted under the terms of the applicable plans or policies, in the savings and retirement plans and policies, welfare plans and policies (including, without limitation, available medical and executive term life insurance plans) and fringe benefit plans and policies of the Employer, in each case, that are made generally available to the Employer’s senior executive officers, on a basis no less favorable than that provided generally to the Employer’s senior executive officers. Notwithstanding the foregoing, nothing herein shall, or shall be construed so as to, require the Employer to adopt or continue any plan or policy or to limit the Employer’s right to amend or terminate any such plan or policy at any time without Executive’s consent or the creation of a Good Reason for resignation.
     (vii) Automobile. During the Employment Period, the Employer shall pay directly, or the Executive shall be entitled to receive prompt reimbursement of, actual expenses of up to $1,000 per month associated with the lease or purchase of an automobile, in addition to which the Employer shall pay or reimburse expenses related to the maintenance and operation of such automobile in accordance with the Employer’s automobile reimbursement policy applicable to the Employer’s senior executive officers, as in effect from time to time. Any reimbursements are subject to the same requirements and conditions as other reimbursable expenses as stated in Section 3(b)(viii).
     (viii) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for reasonable expenses incurred by the Executive on behalf of or in furtherance of the business of any Mid-Con Entity pursuant to the terms and conditions of the Employer’s applicable expense reimbursement policies; provided that (a) no reimbursements shall be payable for expenses incurred after the earlier of Executive’s Separation from Service and the Date of Termination; (b) Executive must submit a written request for reimbursement, with all documentation required by Employer’s applicable expense reimbursement policies, by the earlier of the deadline stated in Employer’s applicable expense reimbursement policies and six months after the expense is incurred; and (c) Employer will not substitute cash, or any other benefit, for Executive’s right to such a reimbursement. For example, and not as a limitation, the Executive shall be entitled to reimbursement for any legal fees incurred in negotiating this Agreement. To the extent that any such expenses or any other reimbursements or in-kind benefits provided to the Executive pursuant to this Agreement are deemed to constitute compensation to the Executive subject to Code Section 409A, including without limitation any payments or reimbursements in accordance with Section 3(b)(iv), 3(b)(v) or this Section 3(b)(vi), such expenses shall be reimbursed no later than December 31 of the year following the year in which the expense was incurred. The amount of any such compensatory expenses so reimbursed or in-kind benefits provided in one year shall not affect the amount eligible for reimbursement or in-kind benefits provided in any subsequent year and the Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.
     (ix) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the Employer’s applicable vacation policy, but in no event less than four weeks per year.
     (x) No Other Compensation. The Executive is not entitled to any other compensation except as described in Subsections 3(b)(i-vii).
     (xi) Control of Revenues. Unless otherwise determined by the Employer, all revenues from the Executive’s professional or other services rendered on behalf of the Employer will be the Employer’s sole property; provided that the Executive shall be entitled to retain all compensation for activities permitted under Section 3(a)(ii) of this Agreement.

     4. Termination of Employment.
     (a) Death or Disability. The Executive’s employment with the Employer shall terminate automatically upon the Executive’s death. In addition, if the Board determines in good faith that the Executive has incurred a Disability, it may terminate the Executive’s employment upon thirty days’ written notice provided in accordance with Section 13(b) hereof if the Executive shall not have returned to full-time performance of the Executive’s duties hereunder prior to the expiration of such thirty-day notice period. During the thirty-day notice period, the Board may place the Executive on paid leave and replace the Executive with an acting [ ].
     (b) With or Without Cause. The Employer may terminate the Executive’s employment for Cause or without Cause at any time, provided, that the Employer may not terminate the Executive’s employment for Cause prior to obtaining the requisite approval of the Board as required by the definition of “Cause.”
     (c) With or Without Good Reason. The Executive may terminate his employment for Good Reason or without Good Reason.
     (d) Notice of Termination. Any termination by the Employer or the Executive shall be communicated by a Notice of Termination to the other parties hereto given in accordance with Section 13(b) hereof. A Notice of Termination delivered by the Executive must be delivered at least sixty days in advance of the Executive’s Separation of Service. Except as otherwise required in the definition of Good Reason, the failure by the Executive or the Employer to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Employer, respectively, hereunder or preclude the Executive or the Employer, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Employer’s rights hereunder.
     5. Obligations of the Employer upon Termination; Change in Control. For the avoidance of doubt, for purposes of this Section 5, a termination of the Executive’s employment with the Employer shall occur if the Executive’s employment is terminated with any Employer; provided, however, that in the event that the Executive’s services with one or more, but not all, Employers or Mid-Con Entities are terminated or reduced by reason of an internal restructuring (including, without limitation, a transfer or reassignment of employment between such entities), such termination or reduction shall not constitute a termination of employment hereunder and shall not constitute Good Reason if, immediately following such event, the Executive retains the same position, authority, duties, and responsibilities with respect to the business conducted by the Mid-Con Entities immediately prior to such event and within the overall organizational structure that includes the remaining Employers (or the Employers’ successors). Subject to the preceding sentence, the parties hereby acknowledge that changes in the Executive’s status as an employee of an Employer or a Mid-Con Entity (including any transfer of the Executive’s employment between such entities) may, but shall not necessarily, constitute Good Reason hereunder, and that the effect of such changes on the Executive’s employment relationship shall be considered in determining whether Good Reason exists hereunder.
     (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Employer terminates the Executive’s employment without Cause (other than as a consequence of the Executive’s death or Disability, which terminations shall be governed by Section 5(c) below), or the Executive terminates his employment with the Employer for Good Reason and, in either case, such termination of employment constitutes a Separation from Service, then the Executive shall be entitled to receive the payments and benefits described below in this Section 5(a).
     (i) (A) The Executive shall be paid, in a single lump-sum payment within thirty days after the Executive’s Separation from Service (or any shorter period prescribed by law), the aggregate amount of (1) the Executive’s earned but unpaid Base Salary and accrued but unpaid vacation pay, if any, through the Date of Termination, and (2) any unreimbursed business expenses or other payments incurred by the Executive through the Date of Termination that are reimbursable under Section 3(b)(vi) above; and (B) to the extent not theretofore paid or provided, the Employer shall timely pay or provide to the Executive any accrued benefits and other amounts or benefits required to be paid or provided prior to the Date of Termination under any other plan, program, policy, practice, contract or agreement of the Employer and its affiliates according to their terms, including, without limitation, pursuant to any outstanding LTIP Award Agreement (the payments and benefits described in this Section 5(a)(i), the “Accrued Obligations”).
     (ii) In addition to the Accrued Obligations, provided that the Executive executes and delivers to the Employer a general release and waiver of claims substantially in the form attached hereto as Exhibit B (as such form may be updated to reflect changes in law, the “Release”) by the twenty-first day (or, if the 21st day is not a day on which the Employer’s executive offices receive U.S. Mail and are open for business, the next such day) after the Executive’s Separation from Service and does not revoke such Release by the seventh day after delivery of the Release to the Employer, and further subject to Section 12 below, the Executive shall be entitled to receive the following payments and benefits (the “Severance”):
     (A) A payment (the “Severance Salary Payment”) equal to the product of (1) the Executive’s Base Salary as in effect immediately prior to the Date of Termination (without regard to any reduction giving rise to Good Reason) multiplied by (2) the greater of the number of whole years remaining in the Employment Period and one (the “Severance Multiple”), payable on the sixtieth day after the date on which the Executive incurs a Separation from Service;
     (B) The Executive and the Executive’s eligible dependents shall receive a lump-sum payment equal to (a) eighteen (18) times the then-existing COBRA payment for one month of coverage for the Executive and all of the Executive’s dependents who are covered by the medical, prescription and dental benefits provided by any Employer health plan, plus (b) eighteen (18) times the then-existing COBRA payment for one month of coverage for all of the Executive’s dependents (but not the Executive) who are covered by the medical, prescription and dental benefits provided by any Employer health plan, payable at the same time as the Severance Salary Benefit (and subject to such taxes and withholding amounts as required with respect to such payment);
     (C) Any LTIP Units which may have been awarded to the Executive shall vest and shall convert into Units as set forth in the applicable award agreement. The Employer shall cause all programs that provide for performance-vesting awards, equity, and/or long-term incentive, awards awarded on or after the Commencement Date to provide that they fully vest on the date of the Executive’s Separation from Service, that any vested awards which are exercisable shall remain exercisable for the remainder of their original terms, and that any awards subject to Code Section 409A shall remain payable in accordance with the terms of the applicable award agreement;
     (D) An amount equal to the product of (i) the lesser of the Target Annual Bonus and the average of the previous two Annual Bonuses paid to the Executive, multiplied by (ii) the Severance Multiple, payable in the calendar year following the calendar year in which the Executive’s Separation from Service occurs, but in no event later than the fifteenth day of the third month following the end of the calendar year in which the Date of Termination occurs (the “Severance Bonus”); and
     (E) Any unpaid Annual Bonus that would have become payable to the Executive pursuant to Section 3(b)(ii) hereof in respect of any calendar year that ends on or before the Date of Termination had the Executive remained employed through the payment date of such Annual Bonus, payable in the calendar year in which the Separation from Service occurs, but in no event later than the date in such calendar year on which annual bonuses are paid to the Employer’s senior executive officers generally.

     (b) Death or Disability. If the Executive incurs a Separation from Service by reason of the Executive’s death or Disability during the Employment Period:
     (i) The Accrued Obligations shall be paid to (a) for death benefits, the Executive’s estate (or, if by its terms, an Accrued Obligation is payable to a death beneficiary, the applicable death beneficiary) or (b) with respect to a Disability, the Executive, within thirty days after the Executive’s Separation from Service (or any shorter period prescribed by law) or, in the case of payments or benefits described in Section 5(a)(ii)(B) above, as such payments or benefits become due;
     (ii) In addition to the Accrued Obligations, subject to the Executive’s (or his estate’s) execution and delivery to the Employer of a Release within twenty-one days after the Executive’s Separation from Service and the failure to revoke such Release by the seventh day after delivery of the Release to the Employer, the Executive (or his estate or beneficiaries, if applicable) shall be entitled to receive the following payments and benefits (the “Death/Disability Payments”):
     (A) The LTIP Units shall vest and shall convert into Units as set forth in the applicable award agreement. In addition, any other equity and/or long-term incentive awards awarded on or after the Commencement Date shall fully vest on the date of the Executive’s Separation from Service, with any vested awards which are exercisable remaining exercisable for the remainder of their original terms and any awards subject to Code Section 409A remaining payable in accordance with the terms of the applicable award agreement;
     (B) The Executive and the Executive’s eligible dependents shall receive a lump-sum payment equal to (a) if the Executive is living at the Termination Date, eighteen (18) times the then-existing COBRA payment for one month of coverage for the Executive and all of the Executive’s dependents who are covered by the medical, prescription and dental benefits provided by any Employer health plan, plus (b) regardless of whether or not the Executive is living at the Termination Date, eighteen (18) times the then-existing COBRA payment for one month of coverage for the all of the Executive’s dependents (but not the Executive) who are covered by the medical, prescription and dental benefits provided by any Employer health plan, payable at the same time as the Severance Salary Benefit (and subject to such taxes and withholding amounts as required with respect to such payment);
     (C) A payment equal to the product of the Executive’s Base Salary as in effect immediately prior to the Date of Termination multiplied by one, payable on the sixtieth day after the date on which the Executive incurs a Separation from Service;
     (D) Any unpaid Annual Bonus that would have become payable to the Executive pursuant to Section 3(b)(ii) hereof in respect of any calendar year that ends on or before the Date of Termination, had the Executive remained employed through the payment date of such Annual Bonus, payable in the calendar year in which the Separation from Service occurs, but in no event later than the date in such calendar year on which annual bonuses are paid to the Employer’s senior executive officers generally; and
     (E) The Target Annual Bonus for the year in which the Executive’s Separation from Service occurs payable in the calendar year following the calendar year in which the Executive’s Separation from Service occurs, but in no event later than the 15th day of the 3rd month following the end of the calendar year in which the Date of Termination occurs.
Notwithstanding any reference to a time period for a release to be furnished, if the Executive dies before, on, or within twenty-one days after, the Executive’s Separation from Service, the deadline for furnishing such Release will be January 31 of the Executive’s taxable year that follows the Executive’s death.
     (c) Cause; Resignation Other Than for Good Reason. If the Executive incurs a Separation from Service because the Employer terminates the Executive’s employment for Cause or the Executive terminates his employment other than for Good Reason, the Employer shall pay to the Executive the Accrued Obligations within thirty days after the Executive’s Separation from Service (or any shorter period prescribed by law) (the “Termination Payments”). Any outstanding equity awards, including without limitation the LTIP Units, shall be treated in accordance with the terms of the governing plan and award agreement.
     (d) Non-renewal.
     (i) Employer Non-Renewal. If the Employer elects not to renew the Employment Period in accordance with Section 2 above and, at the time of such non-renewal, the Executive is willing and able to continue providing services in accordance with the terms and conditions of the Employment Agreement, the Executive’s employment with all Employer entities (and any other Mid-Con Entities with whom the Executive may be or become employed) shall terminate as of the last day of the Employment Period and such nonrenewal shall be treated for purposes of Section 5(a) and Section 5(e) of this Agreement as a termination of the Executive’s employment by the Employer without Cause as of the last day of the Employment Period.
     (ii) Executive Non-Renewal. In the event that the Executive incurs a Separation from Service by reason of the Executive’s election not to renew the Employment Period in accordance with Section 2 above, the Employer shall pay to the Executive the Accrued Obligations within thirty days after the Executive’s Separation from Service (or any shorter period prescribed by law) or, in the case of payments or benefits described in Section 5(a)(i)(B) above, as such payments or benefits become due. Any outstanding equity awards, including, without limitation, the LTIP Units, shall be treated in accordance with the terms of the governing plan and award agreement.
The Executive’s election not to renew the Employment Period and a termination of his employment by the Executive resulting therefrom shall be deemed to constitute a termination by the Executive without Good Reason for purposes of this Agreement as of the last day of the Employment Period.
     (e) Change in Control.
     (i) Notwithstanding anything herein to the contrary, Employer shall cause the LTIP Plan to provide that if a Change in Control occurs during the Employment Period, then, to the extent not previously vested and converted into Units, any then-outstanding LTIP Units shall vest in full upon such Change in Control, provided, that notwithstanding the foregoing, such rights to convert options or other rights into LTIP Units shall not convert into Units and shall not be paid to the Executive until the earlier to occur of (1) the originally applicable vesting date described in the applicable award agreements or (2) if the Executive has a Separation from Service within two years following the event causing a Change in Control, the date of the Executive’s Separation from Service. In addition, except for any LTIP Units, any other equity and/or long-term incentive awards awarded on or after the Commencement Date shall provide that they shall fully vest upon or immediately prior to the Change in Control, with any vested awards which are exercisable remaining exercisable for the remainder of their original terms and any awards subject to Code Section 409A remaining payable in accordance with the terms of the applicable award agreement.
     (ii) If, during the period beginning sixty days prior to and ending two years immediately following a Change in Control, either (A) the Employer terminates the Executive’s employment without Cause, (B) the Executive’s death occurs, (C) the Executive’s becomes Disabled, or (D) the Executive terminates his employment with the Employer for Good Reason, in any case constituting a Separation from Service, the Executive shall be entitled to the Severance payments and benefits described in Section 5(a), subject to and in accordance with the terms and conditions set forth in Section 5(a) (including, without limitation, the requirement that the Executive execute, deliver and not revoke the Release), except that for purposes of this Section 5(e), the Severance Multiple for the Severance Salary Payment and for the Severance Bonus shall be two instead of the greater of the remainder of the Employment Period and one; provided, however, that the portion of the Severance Salary Payment in excess of the amount payable under Sections 5(a)(ii)(A) and 5(a)(ii)(D) that is attributable to the increase in the Severance Multiple shall be paid in a single, cash, lump-sum payment on the later to occur of (I) the sixtieth day after the date on which the Executive incurs a Separation from Service, and (II) the tenth day following the date on which such Change in Control occurs (which, for the avoidance of doubt, shall in no event be later than the last day of the applicable two-and-one-half month short-term deferral period with respect to such payment, within the meaning of Treasury Regulation Section 1.409A-1(b)(4)).
     (iii) Notwithstanding any other provisions of this Agreement or otherwise:
     (A) In the event that any payment, entitlement or benefit paid or payable to, or for the benefit of, the Executive (including any payment, entitlement or benefit paid or payable in connection with a Change in Control or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments, entitlements and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Code Section 4999 (the “Excise Tax”), then the Total Payments which constitute “parachute payments” within the meaning of Code Section 280G and its regulations shall be reduced (but not below zero) as set forth herein, to the smallest extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments which constitute “parachute payments” within the meaning of Code Section 280G and its regulations shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to the Executive, including without limitation, the Severance Salary Payment and the Severance Bonus (but with respect to the Severance Bonus only that portion of the full amount which is treated as contingent on the Code Section 280G change in control pursuant to paragraph (a) of Treas. Reg. §1.280G-1, Q/A 24), in the inverse order of their originally scheduled payment dates, (B) reduction of any other cash payments or benefits otherwise payable to the Executive, but excluding any payment attributable to the acceleration of vesting or payment with respect to any equity or long-term incentive award, in the inverse order of their originally scheduled payment dates, (C) reduction of any other payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner so that no accelerated or additional tax is payable pursuant to Code Section 409A, but excluding any payment attributable to the acceleration of vesting and payment with respect to any equity or long-term incentive award, (D) reduction of any payments attributable to the acceleration of vesting or payment with respect to any equity or long-term incentive award other than LTIP Units or any stock option or stock appreciation award, in the inverse order of their originally scheduled payment dates, (E) reduction of any payments attributable to the acceleration of vesting or payment with respect to any LTIP Units, in the inverse order of their originally scheduled payment dates, and (F) reduction of any payments attributable to the acceleration of vesting or payment with respect to any stock option or stock appreciation right.
     (B) A determination as to whether any Excise Tax is payable with respect to the Total Payments and if so, as to the amount thereof, and a determination as to whether any reduction in the Total Payments is required pursuant to the provisions of paragraph (A) above, and if so, as to the amount of the reduction so required, shall be made by an independent auditor of nationally recognized standing selected by the Employer (other than the accounting firm that is regularly engaged by the Employer or any party that is effecting the change in control) (“Independent Advisor”), all of whose fees and expenses shall be borne and directly paid solely by the Employer. The parties hereto shall cooperate to cause the Independent Advisor to timely provide a written report of its determinations, including detailed supporting calculations, both to the Executive and to the Employer.
     (C) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Code Section 280G(b) shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of the Independent Advisor, does not constitute a “parachute payment” within the meaning of Code Section 280G(b)(2) (including by reason of Code Section 280G(b)(4)(A)) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Independent Advisor, constitutes reasonable compensation for services actually rendered, within the meaning of Code Section 280G(b)(4)(B), in excess of the Base Amount (as defined in Code Section 280G(b)(3)) allocable to such reasonable compensation, and (iii) the value of any non cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisor in accordance with the principles of Code Sections 280G(d)(3) and (4).
     (f) Termination of Offices and Directorships. Upon termination of the Executive’s employment for any reason, the Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Employer or any Mid-Con Entity, and shall take all actions reasonably requested by the Employer to effectuate the foregoing.
     (g) Withholding. All payments will be subject to and reduced by taxes, withholdings, and other amounts, that are required by law or to which Executive agrees.
     6. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s participation in any other plan, program, policy or practice provided by any Mid-Con Entity (other than policies relating to severance payments or obligations on termination of employment for any reason), nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with any Mid-Con Entity. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with any Mid-Con Entity or any of its affiliates at or subsequent to the Date of Termination shall be payable, if at all, in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.
     7. No Mitigation. The Employer’s obligation to make the payments provided for in this Agreement (including, without limitation, payments under Section 5 hereof) and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Employer or any of their affiliates may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive as Severance or Termination Payments, and, except as provided in Section 5(a)(ii)(B) hereof, such amounts shall not be reduced whether or not the Executive obtains other employment.

     8. Executive’s Covenants.
     (a) Performance. The Executive shall perform his duties to the best of his abilities, in good faith, and in compliance with the law. The Executive shall follow all laws and policies of the Employer that relate to nondiscrimination and the absence of harassment. The Executive shall comply with all requirements under the Sarbanes-Oxley Act. The Executive shall keep informed of the laws and reporting requirements. The Executive shall investigate, correct, and sign securities documents.
     (b) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Employer and each Mid-Con Entity all secret or confidential information, knowledge and data relating to the Employer and each Mid-Con Entity, and their respective businesses, including without limitation any data; statistics; financial information; lists; information on the terms and conditions of, and/or copies of contracts; information on identities and capabilities of entities that contract with the Employer and/or any Mid-Con Entity; litigation and claim information; information on identities, compensation and capabilities of the Employer’s and each Mid-Con Entity’s employees; policies and procedures; information about customers, actual and potential financing, merger, acquisition, securities, tax, audit, or other information; information that would be considered “insider information” under the securities laws; Intellectual Property belonging to the Employer or other Mid-Con Entity; trade secrets; and other information, which shall have been obtained by the Executive during the Executive’s employment with the Employer and which shall not be or have become public knowledge or known within the relevant trade or industry (other than by acts by the Executive or representatives of the Executive in violation of this Agreement) (together, “Proprietary Information”). The Executive shall not, at any time during or after his employment, directly or indirectly, without the prior written consent of the Board or as may otherwise be required by law or legal process, use for his own benefit such Proprietary Information or communicate or divulge any such Proprietary Information to anyone (other than an authorized Mid-Con Entity or any such entity’s designee); provided, that if the Executive receives actual notice that the Executive is or may be required by law or legal process to communicate or divulge any such Proprietary Information, unless otherwise prohibited by law or regulation, the Executive shall promptly so notify the Board. Anything herein to the contrary notwithstanding, the provisions of this Section 8 shall not apply with respect to any litigation, arbitration or mediation involving this Agreement or any other agreement between the Executive and the Employer or any Mid-Con Entity; provided, that the Executive shall take all reasonable steps to maintain such Proprietary Information as confidential, including, without limitation, seeking protective orders and filing documents containing such information under seal. Nothing herein shall be construed as prohibiting the Executive from using or disclosing such Proprietary Information as may be reasonably necessary in his proper performance of services hereunder.
     (c) Intellectual Property; Works for Hire.
     (i) If the Executive participates in the development of any inventions, protocols, experiments, procedures, manuals, patents, patent applications, trademarks, trade names, service marks, internet domain names and web sites, software and databases, copyrights, formulas, trade secrets, inventions, know-how, designs, processes and other similar intangible rights or other intellectual property (collectively, the “Intellectual Property”) during the term of this Agreement, such Intellectual Property will be deemed a “Work for Hire” for the Employer and/or each Mid-Con Entity and the Employer or Mid-Con Entity will own all rights to such Intellectual Property.
     (ii) The Executive shall promptly disclose any Work for Hire to the Employer. Additionally, the Executive shall assign to the Employer all of his rights to such Work for Hire, and take all further action required by the Employer or Mid-Con Entity, during the Executive’s employment with the Employer or after his Date of Termination, as the case may be, to perfect the right, title, domestic or international letters patent, and interest of the Employer or Mid-Con Entity in and to any Work for Hire.

     (d) Non-Solicitation of Employers’ Employees.
     (i) While employed by the Employer and for a period of twelve months following the Date of Termination, regardless of the reason for (or absence of reason for) the termination and regardless of the person or entity initiating the termination, other than in the ordinary course of the Executive’s duties for the Employer or any Mid-Con Entity, the Executive shall not, without the prior written consent of the Board, directly or indirectly solicit, induce, or encourage any employee of any Mid-Con Entity or any of their respective affiliates who is employed on the Date of Termination (or at any time within six months before or after such date) to terminate his or her employment with such entity; and
     (ii) While employed by the Employer and thereafter, regardless of the reason for the termination, the Executive shall not, without the prior consent of the Board, use any Proprietary Information to hire any employee of the Employer or any Mid-Con Entity or any of their respective affiliates within twelve months after that employee’s termination of employment with any Mid-Con Entity or any of their respective affiliates.
The Employer acknowledges that its employees may join entities with which the Executive is affiliated and that such event shall not constitute a violation of this Agreement if the Executive was not involved in the solicitation, hiring or identification of such employee as a potential recruit.
     (e) Non-Solicitation of Employer’s Customers. While employed by the Employer and for a period of twelve months following the Date of Termination, regardless of the reason for (or absence of reason for) the termination and regardless of the person or entity initiating the termination, other than in the ordinary course of the Executive’s duties for the Employer or any Mid-Con Entity, the Executive shall not, without the prior consent of the Board, directly or indirectly, solicit, induce, or encourage any person or entity that, within twelve months before the Executive’s Date of Termination, has contracted for the Employer or Mid-Con Entity to provide any goods, service, information or discount (a “Customer”), to contract with the Executive or with any Executive Associate, to provide any similar goods, service, information or discount or affiliate or otherwise become a Customer of the Executive or Executive Associate.
     (f) Non-Competition. While employed by the Employer and for a period during which Severance payments are being made to the Executive, (i) the Executive shall not, without the Employer’s written consent, directly or indirectly engage in any practice that competes with the Employer’s business in the Territory, including without limitation investing in a Employer’s competitors’ business, receiving income or loans from a competitor of the Employer, or participating in some other relationship with a competitor of the Employer,; and (ii) the Executive shall not take steps that could lead to the Executive’s competition with the Employer. Notwithstanding anything contrary in this Agreement, this section shall be governed by the law of any jurisdiction in which any competition occurs.
     (g) Non-Disparagement. Both while employed by Employer and at all times after the Date of Termination, the Executive shall not utter, authorize, indicate agreement with, or publish, any oral or written comments about the Employer, each Mid-Con Entity, or any of their existing or former officers, employees, agents and/or representatives, that: (i) are slanderous, libelous, or defamatory; (ii) disclose Proprietary Information about the Employer, a Mid-Con Entity, an Affiliate of the Employer or a Mid-Con Entity, or any such entities’ business affairs, officers, employees, agents, or representatives; (iii) constitute an intrusion into the seclusion or private lives of the officers, employees, agents, or representatives of the Employer, a Mid-Con Entity, an Affiliate of the Employer or a Mid-Con Entity; (iv) give rise to unreasonable publicity about the private lives of the officers, employees, agents, or representatives of the Employer, a Mid-Con Entity, an Affiliate of the Employer or a Mid-Con Entity; (v) place the Employer, a Mid-Con Entity, an Affiliate of the Employer or a Mid-Con Entity, or any of such entities’ officers, employees, agents, or representatives in a false light before the public; (vi) constitute a misappropriation of the name or likeness of the Employer, a Mid-Con Entity, an Affiliate of the Employer or a Mid-Con Entity, or any such entities’ officers, employees, agents, or representatives; or (vii) are unflattering or express negative opinions or facts about the Employer or a Mid-Con Entity, or any such entities’ officers, employees, agents, or representatives.
     (h) Irreparable Harm. In recognition of the facts that irreparable injury will result to the Employer in the event of a breach by the Executive of his obligations under Subsections 8(a) through 8(f) above, that monetary damages for such breach would not be readily calculable, and that the Employer would not have an adequate remedy at law therefor, the Executive acknowledges, consents and agrees that, in the event of any such breach, or the threat thereof, the Employer shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by the Executive.
     (i) Return of Property. Upon the termination of the Executive’s employment with the Employer, regardless of the reason for (or absence of reason for) the termination and regardless of the person or entity initiating the termination, the Executive shall immediately return and deliver to the Employer any and all tangible personal property, Proprietary Information, and any and all other papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Employer or any other Mid-Con Entity or relating to their business, in the Executive’s possession, whether prepared by the Executive or others. If at any time after the Employment Period, the Executive determines that he has any Proprietary Information or other such materials in his possession or control, or any copy thereof, the Executive shall immediately return to the Employer all such information and materials, including all copies and portions thereof. Nothing herein shall prevent the Executive from retaining a copy of his personal papers that do not contain Proprietary Information, or information or documentation relating to his compensation.
     (j) The Employer’s actual or alleged breach of this Agreement shall not excuse Executive from the covenants stated in this Section 8.
     (k) Intent to Comply with Law. Subsections 8(a) through 8(f) are intended to protect the Employer’s rights to the extent permitted by applicable law. If any clause or term of such Subsections should be contrary to such applicable law, then such clause or term will be restated to allow the maximum protection to the Employer that is allowed by law or, if such a restatement is not allowed, such clause or term will be deemed to be removed but the remainder of such Subsections and this Section 8 will continue to be in effect and to be enforceable. In addition to the remedies described in this Agreement, any breach of Subsections 8(a) through 8(f) will constitute cause for the Employer to terminate the Executive’s employment immediately for Cause.
     9. Successors.
     (a) Assignment by the Executive. This Agreement is personal to the Executive and without the prior written consent of the Board shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement, including any benefits or compensation payable hereunder, shall inure to the benefit of and be enforceable by the Executive’s legal representatives, including, without limitation, his heirs and/or beneficiaries. For the avoidance of doubt, if the Executive dies prior to the payment of salary or bonuses that are owed to him under this Agreement, such amounts shall be paid, in accordance with the terms of this Agreement, to the Executive’s estate, and other rights or benefits shall be payable to the death beneficiary determined according to the terms of the policy, plan or program that is the basis of such rights or benefits (or, if no death beneficiary is so determined, the Executive’s estate).
     (b) Assignment by the Employer. This Agreement shall inure to the benefit of and be binding upon the Employer and its successors and assigns; provided, that such assignment shall not relieve any Employer of its obligations under Section 10 of this Agreement. Except as specified in the preceding sentence, no rights or obligations of the Employer under this Agreement may be assigned or transferred by the Employer without the Executive’s prior written consent.

     (c) Express Assumption of Agreement. The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer or any assign permitted under Section 9(b) above to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. As used in this Section 9(c), “Employer” shall mean the Employer as hereinbefore defined and any successor to its business and/or assets or assigns as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
     10. Indemnification and Directors’ and Officers’ Insurance.
     (a) General. During the Employment Period and thereafter, the Employer shall indemnify the Executive who was or is a party or is threatened to be made party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the Employer) by reason of the fact that he is or was a director or officer of the Employer, or is or was serving at the request of the Employer as a director or officer of another corporation, partnership, joint venture, trust (except for trusts holding assets of an employee benefit plan), or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Employer with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the Board elects, it may cause the Employer to offer to pay the defense costs (including attorney fees) while the claim is pending; in such event, the Board may select the defense counsel and review the defense strategy. If the Board approves, the Employer’s offer of defense costs under the previous sentence, the Executive may accept the tendered defense, or may waive the indemnification of defense costs and attorney fees and pursue a separate defense. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.
     (b) No Exclusivity. The indemnification provided by this Section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, bylaw, agreement, vote of disinterested directors or otherwise, both as to actions in his official capacity and as to actions in another capacity while holding such office, shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the heirs, executors, and administrators of such a person.
     (c) Insurance. To the extent available from the Employer’s regular directors’ and officers’ insurance carrier at standard rates (“Reasonably Available”), (a) the Employer agrees to maintain directors’ and officers’ liability insurance policies covering the Executive on a basis no less favorable than provided to the Employer’s senior executive officers, and (b) to the extent Reasonably Available, shall continue to maintain such insurance as to the Executive after he has ceased to be a director, member, employee or agent of the Mid-Con Entities with respect to acts or omissions which occurred prior to such cessation. The insurance contemplated under this Section 10(c) shall inure to the benefit of the Executive’s heirs, executors and administrators.
     11. Internal Revenue Code Section 409A. See Appendix C “409A Rider” which is attached to and hereby incorporated by reference to this Agreement.
     12. Miscellaneous.
     (a) Governing Law; Captions; Amendment. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma that apply to contracts made in Oklahoma, by Oklahomans, to be performed in Oklahoma. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
     (b) Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by registered or certified mail, return receipt requested, postage prepaid, or by any other means agreed to by the parties, addressed as follows:
     If to the Executive: at the Executive’s most recent address on the records of the Employer.
     If to the Employer:
Mid-Con Energy Partners, L.P.
Attn.: Chairman [of the Compensation and Governance Committee]
          of the Board of Directors
2431 East 61st Street, Suite 850
Tulsa, OK 74136
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
     (c) Code of Conduct. The Executive hereby agrees to comply with the Employer’s Code of Business Conduct, receipt of which the Executive hereby acknowledges.
     (d) Severability; Provisions Survive. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. The respective rights and obligations of the parties hereunder shall survive any expiration or termination of the Employment Period to the extent necessary to carry out the intentions of the parties as embodied in this Agreement.
     (e) Employer Representations. The Employer represents and warrants that (i) the execution, delivery and performance of this Agreement by it has been fully and validly authorized, (ii) the entities signing this Agreement are duly authorized to do so, (iii) the execution and delivery of this Agreement does not violate any order, judgment or decree or any agreement, plan or corporate governance document to which it is a party or by which it is bound and (iv) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of the Employer, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable laws, including, without limitation, bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
     (f) Executive Representations and Acknowledgements. The Executive hereby represents and warrants to the Employer that (i) the Executive is entering into this Agreement voluntarily and that the performance of his obligations hereunder will not violate any agreement between the Executive and any other person, firm, organization or other entity, and (ii) the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by his entering into this Agreement and/or providing services to the Employer or its affiliates pursuant to the terms of this Agreement. The Executive hereby acknowledges (A) that the Executive has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and has been advised to do so by the Employer, and (B) that the Executive has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment. Without limiting the generality of the foregoing, the Executive acknowledges that he has had the opportunity to consult with his own independent legal counsel to review this Agreement for purposes of compliance with the requirements of Code Section 409A or an exemption therefrom, and that he is relying solely on the advice of his independent legal counsel for such purposes.

     (g) No Waiver. No party’s failure to insist upon strict compliance with any provision of this Agreement or to assert any right hereunder shall be deemed to be a waiver of such provision or right or any other provision or right arising under this Agreement. Any waiver of any provision or right under this Agreement shall be effective only if in a writing, specifically referencing the provision being waived and signed by the party against whom the enforcement of the waiver is being sought.
     (h) Recoupment. To the extent required by applicable law or any applicable securities exchange listing standards adopted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, any amounts paid or payable to the Executive under this Agreement (including, without limitation, amounts paid prior to the effectiveness of such applicable law or listing standards) shall be subject to forfeiture, repayment or recapture, but only to the extent required by such applicable law or listing standards.
     (i) Entire Agreement; Construction. This Agreement, together with the LTIP Award Agreements and the Employer’s Code of Business Conduct, constitutes the entire agreement of the parties with respect to the subject matter hereof and shall supersede and replace all prior representations, warranties, agreements and understandings, both written and oral, made by the Employer, any other Mid-Con Entity or the Executive with respect to the subject matter covered hereby. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises with respect to any term or provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the terms or provisions hereof.
     (j) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.
[Signature page follows]

     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Employer has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE	MID-CON ENERGY PARTNERS, L.P.
By: Mid-Con Energy, GP, LLC, its general partner

By:

Name: ]
Title:

MID-CON ENERGY GP, LLC

By:

Name:
Title: